Exhibit 99.1


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News Release

FOR INFORMATION CONTACT:
Lauren Harris                             Kathy Shepard
Director of Marketing                     V. P. of Corporate Communications
CNL Real Estate Services, Inc.            Hilton Hotels Corporation
(407) 650-1205                            (310) 205-7676


                                                           FOR IMMEDIATE RELEASE
                                                           December 17, 2003


    CNL HOSPITALITY PROPERTIES, INC. AND HILTON HOTELS FORM PARTNERSHIP WHICH ACQUIRED TWO HOTELS; PARTNERSHIP ALSO INTENDS TO ACQUIRE THE HILTON SAN DIEGO
                            CONVENTION CENTER HOTEL



ORLANDO, FL - CNL Hospitality Properties, Inc. ("CNL") and Hilton Hotels Corporation (NYSE:HLT) today announced the formation of a partnership which acquired two hotel properties - the 544-room Capital Hilton in Washington, D.C. and the 394-room Hilton La Jolla Torrey Pines outside of San Diego, California. The total investment made by the partnership is $212 million. The transaction is being funded in part by a $127 million, 5-year first mortgage loan at a fixed rate of 5.5%. CNL will own a majority interest in the partnership and Hilton will retain a minority interest in the partnership and will operate both properties under long-term management agreements. This transaction represents the third joint venture between CNL and Hilton.


Separately, CNL and Hilton have also signed a non-binding term sheet for the partnership to acquire the 1,200-room Hilton San Diego Convention Center Hotel once construction is completed in 2006.


Hilton contributed both the Capital Hilton and Hilton La Jolla Torrey Pines to the partnership. Hilton will recognize a book gain on the transaction of approximately $61 million, which will be deferred and recognized over the life of the long-term management contracts retained on the properties. Hilton will generate approximately $189 million in cash proceeds from this transaction, which will be used to pay down debt. In addition, Hilton will be able to utilize a portion of its available tax loss carryforwards to offset a majority of the tax gain on the transaction.


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CNL AND HILTON ACQUIRES TWO PROPERTIES, PAGE 2

"We are delighted to continue our relationship with CNL," said Matthew J. Hart, executive vice president and chief financial officer of Hilton Hotels Corporation. "This transaction allows us to continue to reduce the amount of long-term debt of the company and secure long-term management contracts on two solid hotels while still retaining an ownership interest. We are particularly excited to partner with CNL on the potential development of the Hilton San Diego Convention Center Hotel on a fantastic site in one of the nation's best convention center destinations."

"CNL's partnership with Hilton on these two exceptional hotel acquisitions and the anticipated investment in the future Hilton San Diego Convention Center Hotel is another confirmation of our strategy to create long-term value," said Thomas J. Hutchison III, CEO of CNL Hospitality Properties, Inc. "In particular, we continue to build a significant presence of CNL-owned properties in the Southern California area, which we believe is an important market with meaningful upside potential over the next several years."

The Capital Hilton is located two blocks from the White House in the heart of Washington, D.C. and features two restaurants, a newly-renovated 11,000 square foot health club and spa and more than 33,000 square feet of meeting space. The four diamond Hilton Torrey Pines overlooks the Southern Californian coastline and the legendary Torrey Pines Golf Course, which is scheduled to host the 2008 U.S. Open. Amenities include three tennis courts, fitness center, whirlpool and putting green.

The 30-floor Hilton San Diego Convention Center Hotel will be situated on San Diego Bay, adjacent to the recently expanded San Diego Convention Center and across from the new San Diego Padres ballpark. Once completed, the property will feature 106,500 square feet of meeting space, spa, parking garage, three restaurants, retail space, waterfront park and water taxi dock. Construction on the hotel is expected to begin in late 2004.

John A. Griswold, President of CNL Hospitality Properties, Inc. added, "We are extremely pleased to strengthen our relationship with Hilton Hotels, one of the world's leading hotel owners and operators, and remain committed to executing our investment and asset management strategies to build a world-class portfolio of hotels and resorts."

CNL Hospitality Properties, Inc. is an affiliate of CNL Financial Group, Inc., and specializes in the investment of quality hotels and resorts. CNL Hospitality Properties, Inc. owns interests in a portfolio of 129 hotels with more than 28,000 rooms featuring 19 nationally-recognized hotel brands in 37 states and Canada. Headquartered in Orlando, Florida, CNL Financial Group, Inc. is one of the nation's largest, privately held real estate investment and finance companies. CNL Financial Group, Inc. and the entities it has formed or acquired have more than $9 billion in assets, representing more than 3,000 properties in 49 states and Canada. For additional information, please visit www.cnlonline.com/hospitality.

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CNL AND HILTON ACQUIRES TWO PROPERTIES, PAGE 3

Hilton Hotels Corporation is recognized internationally as a preeminent hospitality company. The company develops, owns, manages or franchises more than 2,000 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world's best known and most highly regarded hotel brands, including Hilton(R), Conrad(R), Doubletree(R), Embassy Suites Hotels(R), Hampton Inn(R), Hampton Inn & Suites(R), Hilton Garden Inn(R), Hilton Grand Vacations Company(R) and Homewood Suites(R) by Hilton.

There can be no assurance that the partnership will enter into a definitive agreement or acquire the Hilton San Diego Convention Center Hotel.

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Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially.

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